FOR IMMEDIATE RELEASE

INTERPOOL, INC. TO BE ACQUIRED BY FUNDS MANAGED BY FORTRESS INVESTMENT GROUP LLC FOR $27.10 PER SHARE IN CASH; TOTAL TRANSACTION VALUE $2.4 BILLION

PRINCETON, NJ April 20, 2007 – Interpool, Inc. (NYSE: IPX) today announced that it has entered into a definitive agreement to be acquired by certain private equity funds managed by affiliates of Fortress Investment Group LLC pursuant to a merger in which all Interpool stockholders would receive $27.10 in cash for each share of Interpool common stock that they hold. The total transaction value, including assumed debt, is approximately $2.4 billion.

Martin Tuchman, Interpool’s Chairman and Chief Executive Officer, said “We are extremely pleased to announce this transaction. All along, our goal has been to achieve the best possible result for all Interpool stockholders. The transaction proposed by Fortress, which was negotiated by our Special Committee, captures the value we have built in Interpool over many years, and along with the rest of our Board I am supportive of this transaction.”

The Board of Directors of Interpool, on the recommendation of the Special Committee formed by the Board of Directors, has unanimously approved the merger agreement and recommends that the Company’s stockholders adopt the agreement at a special stockholders’ meeting that will be called to approve the transaction. In addition, Mr. Tuchman and other significant Interpool stockholders, have agreed to vote shares equal to 40% of the outstanding shares of common stock of the Company in favor of the adoption of the merger agreement. The transaction is expected to close in the third quarter of 2007 and is subject to the approval of Interpool’s stockholders and other customary closing conditions.

The Company’s Board of Directors had formed the Special Committee of Independent Directors to review and evaluate a proposal from Mr. Tuchman, supported by other significant Interpool shareholders and an institutional investment fund, to acquire all of the outstanding common stock of the Company for $24 per share in cash. The Special Committee, acting through its advisors, solicited competing offers for the Company and negotiated the terms of the Fortress offer.

Blackstone is acting as financial advisor for the Special Committee in connection with the merger transaction and has rendered a fairness opinion to the Special Committee. White & Case LLP provided legal advice to the Special Committee. Evercore Partners is acting as financial advisor to the Board of Directors of Interpool in connection with the merger transaction and has rendered a fairness opinion to the Board of Directors. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Stroock & Stroock & Lavan LLP provided legal advice to the Company. Skadden, Arps, Slate, Meagher & Flom LLP provided legal advice to Fortress Investment Group LLC.

Interpool is one of world’s leading suppliers of equipment and services to the transportation industry. The Company is the world’s largest lessor of intermodal container chassis and a world leading lessor of cargo container used in international trade.

Fortress Investment Group LLC is a global alternative asset manager with approximately $35.1 billion in assets under management as of December 31, 2006. Fortress manages private equity funds, hedge finds and publicly traded alternative investment vehicles. The private equity funds total approximately $19.9 billion of the firm’s assets under management. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.

In connection with the proposed merger, Interpool will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Interpool at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Financial Reports page on Interpool’s website at www.interpool.com or by directing such request to Investor Relations at (609) 452-8900.

Interpool and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Interpool stockholders in respect of the proposed transaction. Information regarding Interpool’s directors and executive officers is available in its proxy statement for its 2006 annual meeting of stockholders, dated June 21, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement relating to the merger when it becomes available.

CAUTIONARY STATEMENTS

This press release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in Interpool’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at Interpool’s website at www.interpool.com.

CONTACT:
James F. Walsh
(609) 452-8900
www.interpool.com